Exhibit 10.16

Loan Agreement

June 5, 2023

This Loan Agreement (hereinafter referred to as “the Agreement”) is entered into between Shinryo Co., Ltd. (hereinafter referred to as “Party A”) and Move Action Co., Ltd. (hereinafter referred to as “Party B”).

1.	Loan Agreement

●	On June 5, 2023, Party A shall lend Party B the amount of 100 million yen, and Party B shall borrow and receive this amount.

2.	Purpose

●	The loan is intended to be used for various purposes, including as working capital for the preparation for Party B’s listing on the NASDAQ Stock Exchange.

3.	Term

●	The loan period shall be from June 5, 2023, to August 31, 2023.

4.	Interest

●	Party B shall pay an annual interest rate of 12% on the principal amount.

5.	Repayment Method

●	Party B shall make a lump-sum payment to Party A on August 31, 2023, including the borrowed amount stated in Article 1 and the accrued interest.
●	The payment shall be made by transferring the total amount to an account designated by Party A. The transfer fees shall be borne by Party B.

6.	Reporting Obligations

●	During the term of this Agreement, Party B shall make its best efforts toward an initial public offering (IPO) on the NASDAQ Stock Exchange. If there are significant progress and developments regarding the preparations for the IPO, Party B shall promptly inform Party A.

7.	Early Repayment

●	In the event of a fund-raising event such as the IPO, Party B may repay the outstanding balance in a lump sum to Party A during the loan period.

8.	Collateral

●	Party B shall provide collateral for the loan to Party A in a separate agreement to be determined.

9.	Forfeiture of Benefit of Time

●	If any of the following circumstances occur to Party B, Party B shall forfeit the benefit of time without any notice from Party A and immediately repay the remaining debt:

1.	Filing for bankruptcy, civil rehabilitation, corporate reorganization, company arrangement, or special liquidation.
2.	Receiving a transaction suspension from a clearinghouse.
3.	Receiving provisional attachment, provisional disposition, forced execution, or auction.

10.	Delay Damages

●	If Party B delays the performance of its obligations under this Agreement, Party B shall pay damages at an interest rate of 14.5% per year from the day after the payment due date until the payment is completed.
●	If Party B forfeits the benefit of time under the preceding article, Party B shall also pay damages at an interest rate of 14.5% per year on the remaining debt from the day after the date of forfeiture of the benefit of time until the payment is completed.

11.	Prohibition of Assignment of Rights and Obligations

●	Without obtaining prior written consent from Party A, Party B shall not succeed its position under this Agreement to a third party or assign, undertake, or provide all or part of the rights and obligations arising from this Agreement to a third party as security.

12.	Exclusive Jurisdiction by Agreement

●	In the event of any disputes arising from this Agreement, the parties agree that the summary court or district court with jurisdiction over Party A’s address shall be the exclusive jurisdictional court of first instance.

In witness whereof, this Agreement has been executed in duplicate, and each party shall retain one copy after signing and affixing their seals.

Date: June 5, 2023

Party A: Shinryo Co., Ltd.

Address: 3-36-3 Kanamecho, Toshima-ku, Tokyo, Japan

President: Suzuki Sakae

/s/ Sakae Suzuki

Party B: Move Action Co., Ltd.

Address: 3rd Floor, Higashi-Oi Urbanheim, 5-19-9 Higashi-Oi, Shinagawa-ku, Tokyo, Japan

CEO: Ukaji Yoshio

/s/ Yoshio Ukaji